Exhibit (j)(1)

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Auditors” and “Financial Statements” and to the use of our reports dated February 10, 2004 on Goldman Sachs CORE Tax-Managed Equity Fund, Goldman Sachs Tollkeeper Fund (formerly Goldman Sachs Internet Tollkeeper Fund), Goldman Sachs Real Estate Securities Fund, Goldman Sachs Balanced Strategy Portfolio, Goldman Sachs Growth and Income Strategy Portfolio, Goldman Sachs Growth Strategy Portfolio and Goldman Sachs Aggressive Growth Strategy Portfolio (seven of the funds comprising the Goldman Sachs Trust), which are incorporated by reference in this Registration Statement (Form N-1A 33-17619 and 811-05349) of Goldman Sachs Trust.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP
New York, New York April 12, 2004